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                                                                      EXHIBIT 20




Contacts:  T. Scott Cobb                            Michael J. Boling, CPA
           President and Chief Executive Officer    Executive Vice President and
           (901) 754-6577                           Chief Financial Officer
                                                    (901) 754-6577


                          SCB COMPUTER TECHNOLOGY, INC.
                    WITHDRAWS NASDAQ LISTING APPLICATION AND
                      CANCELS SPECIAL SHAREHOLDERS' MEETING

       MEMPHIS, Tenn. (January 23, 2001) - SCB Computer Technology, Inc. (OTCBB:SCBI) announced today that it has withdrawn its application to list its common stock on the Nasdaq National Market. Public trading in SCB's common stock will continue to be quoted on the OTC Bulletin Board. In a related action, SCB's board of directors has cancelled the special meeting of shareholders scheduled to be held on January 24, 2001. At the meeting, the shareholders of SCB were to have considered and acted upon a proposal to amend SCB's charter to effect a 1-for-5 reverse split of its common stock.

       The reverse stock split was intended to facilitate SCB's efforts to qualify for Nasdaq listing by allowing it to meet Nasdaq's $1.00 minimum bid price requirement. However, the SCB board of directors expressly retained the discretion to abandon the reverse stock split if the board determined that it would not be in the best interests of SCB and its shareholders. In electing not to move forward with the Nasdaq listing and the reverse stock split at this time, the SCB board of directors concluded that the continued existence of unfavorable market conditions for companies in the information technology services sector may make it difficult to increase and preserve the market price of SCB's common stock.

       SCB's withdrawal of its application to list its common stock on Nasdaq does not represent and will not result in a ruling by Nasdaq on the merits of the application, and will not prejudice SCB in the event that it applies for Nasdaq listing at any time in the future.

       Commenting on the announcement, Jack R. Blair, the chairman of the board of SCB, stated, "The board of directors believes that the Nasdaq listing and the reverse stock split are not in the best interests of SCB and our shareholders at this time. The current market conditions for companies in our industry sector simply are not conducive to allowing the reverse stock split to have its intended effect. When these conditions change, SCB will re-evaluate this decision and may pursue a Nasdaq listing at that time."

       T. Scott Cobb, a director and the president and chief executive officer of SCB, continued, "We want to emphasize to all of our constituencies - shareholders, customers, and employees alike - that the board of directors remains confident in SCB's management and strategic


                                     -MORE-

  3800 Forest-Hill Irene Road, Suite 100 - Memphis, TN 38125 - (901) 754-6577


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SCBI Withdraws Nasdaq Listing Application
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January 23, 2001



direction. We have already seen that the strategic and operational changes implemented by SCB during fiscal 2001 have produced positive results. We are optimistic about the remainder of fiscal 2001 and are excited about our opportunities in fiscal 2002. We continue to believe that SCB's renewed focus on its core business competencies will lead to better performance and increased shareholder value in the future."

       Certain statements contained in this press release and related statements by management of SCB may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the risks described in SCB's filings with the Securities and Exchange Commission. SCB undertakes no obligation to update this forward-looking information except as required by law.

       SCB Computer Technology, Inc., is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations.



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